                                                               Exhibit 99.(c)(2)

--------------------------------------------------------------------------------

The accompanying material was compiled on a confidential basis for use solely by the Oversight Committee of the Board of Directors of Bacou USA, Inc. (the "Company" or "Bacou USA") in evaluating the proposed transaction described herein. This material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all the information that may be required and should not be considered a recommendation with respect to the transaction. This material was prepared for a specific use by specific persons and was not prepared to conform with any disclosure standards under applicable federal securities laws or otherwise. Neither the Company nor UBS Warburg LLC ("UBS Warburg") nor any of their respective officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any of the material set forth herein. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past or the future.

It should be understood that any estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by the Company without any independent verification thereof by UBS Warburg. Accordingly, no representation or warranty can be or is made by UBS Warburg as to the accuracy or achievability of any such valuations, estimates and/or projections and UBS Warburg expressly disclaims any and all liability relating to or resulting from the use of this material. Actual results may vary from such estimates, valuations or projections and such variations may be material. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of UBS Warburg.

[LOGO] UBS Warburg

Contents
--------------------------------------------------------------------------------

SECTION 1     Transaction Overview ......................................1

SECTION 2     Summary of the DB Sale Process ............................6

SECTION 3     Company Overview ..........................................9

SECTION 4     Valuation Analyses .......................................23

APPENDICES A Comparable Public Companies Analysis--Company Descriptions

           B Comparable Transactions Analysis--Target Descriptions

[LOGO] UBS Warburg

Transaction Overview
--------------------------------------------------------------------------------
SECTION 1

[LOGO] UBS Warburg

Transaction Overview
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o     Christian Dalloz S.A. ("Dalloz") has proposed to acquire, directly and indirectly, all of the outstanding shares of Bacou S.A. ("Bacou SA" or the "Principal Company Stockholder") through a series of share purchases and related transactions. The proposed consideration to be paid to the shareholders of Bacou SA is to be comprised of cash and shares of Dalloz common stock (collectively, the "French Transactions").

o In connection with the French Transactions, Dalloz also proposes to acquire all of the outstanding shares of common stock of Bacou USA, Inc. ("Bacou USA" or the "Company"), par value $.001 per share (the "Company Common Stock"), not owned by Dalloz, Dalloz Safety, Inc. ("Sub"), the Company or Bacou SA. Bacou USA is a majority-owned subsidiary of Bacou SA.

o Pursuant to the draft Agreement and Plan of Merger (the "Agreement") dated May 23, 2001 to be entered into by the Company, Dalloz and Sub, a Delaware corporation and a wholly owned subsidiary of Dalloz:

      --    Sub will merge with and into the Company (the "Merger"); and

      -- shares of the Company (other than shares held by Bacou SA and Appraisal Shares (as defined in the Agreement)) will be converted into the right to receive US$28.50 per share in cash (the "Merger Consideration"), subject to the terms and conditions as set forth in the Agreement.

o Financing for the Merger and the cash portion of the French Transactions is to be provided from several sources: (i) senior secured credit facilities provided by JP Morgan plc and BNP Paribas and (ii) cash equity financing provided by certain third party investors.

o Financing specifically for the Merger (and refinancing of Bacou USA debt) will be in the form of two term bank loan facilities: (i) a US$160 million loan (5 years, amortizing); and (ii) a US$113 million loan (5 years, amortizing).

o Financing for the acquisition of Bacou SA (and related debt refinancing) will be in the form of a FRF2,055.0 million (~US$268 million) term bank loan (5 years, amortizing) and approximately FRF42O million (~US$55 million) of cash equity financing.

o Additional bank financing will be provided by a 5 year, multicurrency revolving credit facility in the amount of FRF65O million (~US$85 million) to be used for working capital purposes and debt refinancing.


[LOGO] UBS Warburg                            Section 1: Transaction Overview  2

Relevant Parties to the Transaction
--------------------------------------------------------------------------------

BACOU S.A.

o Bacou SA is a leading global manufacturer of a broad range of branded safety products renowned for their performance, reliability and high end-user acceptance. Founded in France in 1974 by Henri Bacou, the Company has grown globally through strategic acquisitions, product line expansion and internal growth

o     Bacou SA is comprised of two major geographic operations:

      --    Bacou France and its affiliates are primarily focused in Europe
      --    Bacou USA is primarily focused in the Americas. Bacou USA is 71.3%
            owned by Bacou SA and approximately 28.7% owned by public shareholders and insiders

BACOU USA, INC.

o Bacou USA designs, manufactures and sells safety products that protect the sight, hearing, hands and respiratory systems of workers against occupational hazards, and related instruments such as gas monitors and test equipment for SCBA products. In 2000, Bacou USA generated approximately $320 million in sales, predominantly through industrial safety distributors

o Since its inception, Bacou USA has had an aggressive growth strategy that has included successful acquisitions of 10 businesses to broaden the Company's product offerings and to build a one-stop provider of industrial safety products

o The Company is based in Smithfield, Rhode Island and operates 12 manufacturing plants and warehouses in eight states and Mexico and three regional sales offices in two states and the UK. As of December 31, 2000, Bacou USA employed 2,460 people on a full-time basis

CHRISTIAN DALLOZ S.A.

o Christian Dalloz S.A. is a leading personal protective equipment company with sales in 75 countries and a global network of qualified distributors. Dalloz has expanded, in part, through a series of strategic acquisitions

o Dalloz holds key market positions in hearing, eye, respiratory and fall protection products worldwide. Dalloz has strong name recognition with brands such as Wilson, Pulsafe, and Bilsum

o For fiscal year 2000, sales were EUR 256.5 million ($236.7 million), an increase of 40.7% year over year (driven mostly by the Fall Protection and Sun Lenses segments), and net income of EUR 15.6 million ($14.4 million)


[LOGO] UBS Warburg                            Section 1: Transaction Overview  3

Principal Terms & Conditions
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Form of Transaction:    o     Reverse triangular merger of Sub with and into the
                              company

Merger Consideration:   o     US$28.50 per share in cash

Tax Structure:          o     Fully taxable to selling shareholders

Accounting Treatment:   o     Purchase accounting under US GAAP

Governing Law:          o     State of Delaware

Significant Conditions  o     Oversight Committee will have: (i) approved the
and Other Terms:              Agreement and the Merger and recommended approval
                              of same by the Board of Directors of the Company;
                              and (ii) determined that the Agreement and Merger are advisable and in the best interests of the Company and each of the holders of the Company
                              Common Stock (other than the Principal Company
                              Stockholder)

                        o Company's Board of Directors will have: (i) approved the Agreement and the Merger and recommended adoption of same by the Company's shareholders (other than the Principal Company Stockholder); (ii) determined that the Agreement and the Merger are advisable and in the best interests of the Company and each of the holders of the Company Common Stock (other than the Principal Company Stockholder), and (iii) adopted resolutions terminating the Letter Agreement dated July 13, 2000 between certain members of the Bacou family and the Company

                        o Affirmative vote by a majority of the votes by the Company's shareholders in favor of the Merger (Bacou SA ownership represents 71.3% of the vote)

                        o Customary conditions relating to regulatory approvals (e.g., HSR Act, among others) and no material adverse change

                        o     Appraisal rights for holders of Company Common
                              Stock

                        o     No shop provision

                        o Satisfaction of (or waiver of) all conditions precedent to the consummation of the French Transactions (as defined in the Master Agreement relating to the combination of Dalloz and Bacou
                              SA), other than the Merger

Termination Conditions: o     Customary termination conditions and provisions
                              including:

                              --    Termination by mutual consent

                              --    Termination by either the Company or
                                    Dalloz, if (i) the Merger is not
                                    consummated by December 31, 2001, (ii)
                                    failure to receive the requisite vote in favor of the Merger; and (iii) the agreements forming or governing the French Transactions are terminated in accordance with their terms

                              --    no termination fee

--------------------------------------------------------------------------------


[LOGO] UBS Warburg                            Section 1: Transaction Overview  4

Valuation Analysis at Proposed Transaction Price
--------------------------------------------------------------------------------

Transaction Value of Bacou USA at Proposed Transaction Price(1)

(US$mm, except per share)
-------------------------------------------------------------------------
Proposed Transaction Price Per Share (US$)                  28.50
Total Diluted Shares Outstanding (millions)                18.644
-------------------------------------------------------------------------
                                                            531.4
Less: Option Proceeds                                      (15.8)
=========================================================================
TRANSACTION EQUITY MARKET VALUE                             515.6
=========================================================================
Plus: Debt                                                  115.3
Less: Cash and Equivalents                                 (16.8)
=========================================================================
TRANSACTION ENTERPRISE VALUE                                614.0
=========================================================================

Implied Valuation Multiples at Proposed Transaction Price(2)

                                      Variable
                                      (USSMM)              US$28.50
-------------------------------------------------------------------------
TEV/LTM Pro Forma Revenue               322.5                 1.9x
TEV/LTM Pro Forma EBITDA                 78.5                 7.8
TEV/LTM Pro Forma EBIT                   58.6                10.5
EMV/LTM Pro Forma Net Income             32.0                16.1
-------------------------------------------------------------------------

SOURCE: Company reports and SEC filings

NOTES:

(1)   Based on the Company's balance sheet as of April 30, 2001
(2) Implied multiples based on the Company's adjusted pro forma operating results for the latest twelve months ("LTM") ended April 30, 2001


[LOGO] UBS Warburg                            Section 1: Transaction Overview  5

Summary of the DB Sale Process
--------------------------------------------------------------------------------
SECTION 2

[LOGO] UBS Warburg

Summary of the DB Sale Process
--------------------------------------------------------------------------------

o The following comments are based on conversations with and materials provided by Deutsche Bank ("DB")

      o The Bacou SA solicitation process ("Project Sauvegarde") was conducted in two rounds: Round 1 (indication of interest) was conducted during August and September 2000 while Round 2 (management presentations, data rooms and detailed due diligence) was conducted during October and November 2000

      o During Round 1, DB and Deloitte & Touche Corporate Finance contacted 130 parties, both strategic and financial, with over 60% of the prospective purchasers located in the United States with the balance from Europe

      o Prospective purchasers were instructed to submit indications for the acquisition of Bacou SA in its entirety with separate valuation indications for Bacou USA and Bacou SA (European operations only)

      o Round 1 resulted in the submission of 27 non-binding written indications of interest for all or parts of Bacou SA with an allocated enterprise valuation range for Bacou USA of $585 to $775 million which translated into a per share valuation range of $24.97 to $35.00. Each indication was subject to material conditions, including availability of financing

            -- 20 bids gave separate value indications for Bacou USA and Bacou SA (European operations only)

            -- 3 bids gave values for the entire Bacou SA (consolidated) business (without specifying a separate value for Bacou USA)

            -- 4 written indications for specific parts of Bacou SA or Bacou USA; and

            --    4 oral indications which did not state any values

      o Nine prospective purchasers were invited to Round 2, resulting in two conditional offers

            -- both Finalist 1 and Finalist 2 proposed $25.00 per share for the Bacou USA minority interest

      o An exclusivity agreement was executed in January 2001 between Bacou SA and Finalist 1; discussions with Finalist 1 were subsequently terminated in early February 2001

      o In late February 2001, Rothschild & Cie ("Rothschild"), Dalloz' financial advisor, met with DB to discuss a potential transaction between the parties. Discussions continued for a month

      o In late March 2001, an exclusivity agreement was executed between Dalloz and Bacou SA, concurrent with Dalloz' written proposal on the same date


[LOGO] UBS Warburg                   Section 2: Summary of the DB Sale Process 7

--------------------------------------------------------------------------------

                                                         North America               Europe                    Total
--------------------------------------------------------------------------------------------------------------------------------

Round 1
--------------------------------------------------------------------------------------------------------------------------------
Contacts
      Interested                                               55                      32                        87
      Not Interested                                           25                      18                        43
================================================================================================================================
TOTAL                                                          80                      50                       130
================================================================================================================================
Selling Memorandum
      Selling Memorandum-Interested                            14                      13                        27(1)
      Selling Memorandum-Not Interested                        41                      19                        60
================================================================================================================================
TOTAL                                                          55                      32                        87
================================================================================================================================

Round 2
--------------------------------------------------------------------------------------------------------------------------------
Initial Indications Received                                   14                      13                        27(1)
Management Presentations & Data Room                            5                       4                         9
================================================================================================================================
FINAL BIDS RECEIVED                                             2                       0                         2
================================================================================================================================

SOURCE: Deutsche Bank

NOTE:

(1)   Excludes four (4) verbal indications of interest received


[LOGO] UBS Warburg                   Section 2: Summary of the DB Sale Process 8

Company Overview
--------------------------------------------------------------------------------
SECTION 3

[LOGO] UBS Warburg

Business Segment Overview
--------------------------------------------------------------------------------

o     Bacou USA is a leading manufacturer of personal safety products

      SAFETY SEGMENT:

      o     Consumable and technical products with highly recognized brand names
      o     Sold primarily to industrial and fire safety distributors
      o Strength in hearing, eye and respiratory protection as well as in gas detection products
      o     Market leader in non-prescription eye protection

      GLOVE SEGMENT:

      o Through acquisitions and internal growth, Bacou USA has achieved a leading market position
      o     Whiting+Davis is a premier brand in the niche metal glove market

      SAFETY OPTICAL FRAMES AND INSTRUMENT SEGMENT:

      o Includes eyeglass frames and components, and vision screening equipment (for prescription)
      o     Sold primarily to optical laboratory customers

      Manufactured Products Operating Structure

      [Chart regarding Manufactured Products Operating Structure of Bacou USA.]

      SOURCE: Company Reports

      2000 Sales by Product Line--Bacou USA

      [Pie chart regarding Bacou USA 2000 sales by product line showing the Glove Segment having 15% of total sales, Optical Frames and Instruments Segment having 12% of total sales and the Safety Segment having 73% of total sales.]

      SOURCE: Bacou USA 10-K dated December 31, 2000


[LOGO] UBS Warburg                                Section 3: Company Overview 10

Bacou USA Historical 5-Year Financial Summary (As Reported)
--------------------------------------------------------------------------------

                                            For the Fiscal Year Ended December 31,(1)               1996-2000
                             ---------------------------------------------------------------------     CAGR
(US$mm)                         1996             1997           1998            1999         2000      (%)     LTM 4/30/01(1)
-----------------------------------------------------------------------------------------------------------------------------
Operating Data:
Revenue                        109.3            130.9          221.1           274.7        319.7      30.8          321.0
% Growth                          na             19.8           68.9            24.2         16.4
EBITDA                          39.1             33.3           52.9            68.2         77.7      18.7           76.2
% Margin                        35.8             25.4           23.9            24.8         24.3
EBIT                            31.6             24.6           38.7            50.9         58.3      16.5           56.5
% Margin                        28.9             18.8           17.5            18.5         18.2
Net Income                      19.4             14.4           21.0            27.2         30.9      12.4           30.0
% Margin                        17.7             11.0            9.5             9.9          9.7
Diluted EPS                     1.18             0.83           1.19            1.54         1.73      10.0           1.68
%Growth                           na           (29.7)           43.4            29.4         12.3
Diluted Shares Outstanding      16.4             17.4           17.7            17.7         17.8                     17.9

Balance Sheet Data:
Current Assets(2)               29.8             44.5           68.7            89.5        102.8                     92.7
Net PP&E                        27.1             35.9           54.0            74.4         78.4                     75.6
Intangible Assets               47.3             70.7          169.9           194.3        194.5                    191.1
Total Assets                   125.1            152.4          293.8           371.4        379.5                    379.2
Current Liabilities(3)          10.6             11.2           23.0            32.1         24.6                     26.5
Total Debt                       0.0(4)           0.0(4)       107.8           143.9        126.2                    115.3
Shareholders' Equity           112.4            122.9          144.5           181.5        213.1                    221.8

Cash Flow Data:
Depreciation & Amortization      7.5              8.6           14.2            17.3         19.4                     19.7
Capital Expenditures            10.7              6.8           14.4            18.9         13.4                      8.9
-----------------------------------------------------------------------------------------------------------------------------

SOURCE: Company SEC filings and internal reports

NOTES

(1)   As reported
(2)   Excludes cash
(3)   Excludes debt
(4) As of December 31, 1996 and December 31, 1997 the Company maintained an unused line of credit of $11 million and $31 million, respectively


[LOGO] UBS Warburg                                Section 3: Company Overview 11

Bacou USA Balance Sheets
--------------------------------------------------------------------------------

                                                    As of              As of
Assets (US$mm)                                    FYE 2000        April 30, 2001
--------------------------------------------------------------------------------
Current Assets:
   Cash and Cash Equivalents                          1.0             16.8
   Accounts Receivable, net                          53.3             46.3
   Inventories, net                                  45.5             41.0
   Other                                              4.0              5.4
--------------------------------------------------------------------------------
        Total Current Assets                        103.7            109.5
--------------------------------------------------------------------------------
   Property, Plant & Equipment, net                  78.4             75.6
   Intangibles                                      194.5            191.1
   Other Assets                                       2.9              2.9
================================================================================
TOTAL ASSETS                                        379.5            379.2
================================================================================

                                                    As of             As of
Liabilities & Shareholders' Equity (US$mm)         FYE 2000      April 30, 2001
--------------------------------------------------------------------------------
Current Liabilities:
   Current Maturities of Long-Term Debt              28.1             23.4
   Accounts Payable                                  11.2             11.3
   Other Accrued Liabilities                         13.3             15.2
--------------------------------------------------------------------------------
        Total Current Liabilities                    52.6             49.9
--------------------------------------------------------------------------------
Non-Current Liabilities:
   Long-Term Debt                                    98.2             92.0
   Other                                             15.6             15.6
--------------------------------------------------------------------------------
        Total Non-Current Liabilities               113.8            107.6
--------------------------------------------------------------------------------
        Total Shareholders' Equity                  213.1            221.8
================================================================================
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY            379.5            379.2
================================================================================

SOURCE: Company SEC filings, press releases and internal reports

[LOGO] UBS Warburg                                Section 3: Company Overview 11

Bacou USA Pro Forma Earnings Schedule
--------------------------------------------------------------------------------

Analytical Adjustments to Earnings

                                                                                                      LTM
(US$mm, except per share)                                           1999             2000          Apr. 2001
--------------------------------------------------------------------------------------------------------------
EBITDA Adjustments:

Reported EBITDA                                                     68.2             77.7            76.2
"Above the line" Non- Recurring Items--Expense (Income)              0.6              1.3             1.7
Pro Forma Adjustments for Acquisitions                               4.9              1.5             0.6
--------------------------------------------------------------------------------------------------------------
Adjusted EBITDA                                                     73.7             80.5            78.5
--------------------------------------------------------------------------------------------------------------
EBITDA--Reported--Margin (%)                                        24.8             24.3            23.7
EBITDA--Adjusted--Margin (%)                                        25.0             24.9            24.3

EBIT Adjustments:

Reported EBIT                                                       50.9             58.3            56.5
"Above the line" Non- Recurring Items--Expense (Income)              0.6              1.3             1.7
Pro Forma Adustments for Acquisitions                                3.9              1.3             0.5
--------------------------------------------------------------------------------------------------------------
Adjusted EBIT                                                       55.5             60.9            58.6
--------------------------------------------------------------------------------------------------------------
EBIT--Reported--Margin (%)                                          18.5             18.2            17.6
EBIT--Adjusted--Margin (%)                                          18.8             18.8            18.2

Net Income Adjustment:

Reported Net Income                                                 27.2             30.9            30.0
After Tax Non- Recurring Items--Expense (Income)                     0.4              1.3             1.6
Pro Forma Adjustments for Acquisitions                               1.8              0.8             0.3
--------------------------------------------------------------------------------------------------------------
Adjusted Net Income                                                 29.4             32.9            32.0
--------------------------------------------------------------------------------------------------------------
Net Income--Reported--Margin(%)                                      9.9              9.7             9.4
Net Income--Adjusted--Margin (%)                                    10.0             10.2             9.9
Weighted Average Diluted Shares                                     17.7             17.8            17.9
EPS--Reported                                                       1.54             1.73            1.68
--------------------------------------------------------------------------------------------------------------
EPS--Adjusted                                                       1.66             1.85            1.79
--------------------------------------------------------------------------------------------------------------

Detail of Non-Recurring Items

                                                                                                      LTM
(US$mm, except per share)                                           1999             2000          Apr. 2001
--------------------------------------------------------------------------------------------------------------
Reported Non-Recurring Expenses (Income)

Inventory Step-up from Acquisitions                                  0.6              0.2             0.2

Evaluation of Strategic Alternatives                                  --              1.1             1.5
--------------------------------------------------------------------------------------------------------------
TOTAL REPORTED NON-RECURRING EXPENSES (INCOME)                       0.6              1.3             1.7
--------------------------------------------------------------------------------------------------------------
Effective Tax Rate (%)                                              35.8             36.7            37.0
--------------------------------------------------------------------------------------------------------------
After Tax Non-Recurring Expenses (Income)                            0.4              1.3             1.6
==============================================================================================================

Detail of Pro Forma Adjustments

                                             Effective                                                LTM
(US$mm, except per share)                      Date                 1999             2000          Apr. 2001
--------------------------------------------------------------------------------------------------------------
EBITDA Adjustments
Whiting+Davis(1)                             6/30/00                 2.7              1.5             0.6

Perfect Fit Glove Co.(2)                     4/1/99                  1.4               --              --

SCHAS Industries Inc.(3)                     4/1/99                  0.8               --              --
--------------------------------------------------------------------------------------------------------------
Total EBITDA Adjustments for Acquisitions                            4.9              1.5             0.6
--------------------------------------------------------------------------------------------------------------
EBIT Adjustments

Whiting+Davis(1)                             6/30/00                 3.3              1.3             0.5

Perfect Fit Glove Co.(2)                     4/1/99                  0.3               --              --

SCHAS Industries Inc.(3)                     4/1/99                  0.3               --              --
--------------------------------------------------------------------------------------------------------------
Total EBIT Adjustments for Acquisitions                              3.9              1.3             0.5
--------------------------------------------------------------------------------------------------------------
Net Income Adjustments

Whiting+Davis(1)                             6/30/00                 1.4              0.8             0.3

Perfect Fit Glove Co.(2)                     4/1/99                  0.2               --              --

SCHAS Industries Inc.(3)                     4/1/99                  0.3               --              --
--------------------------------------------------------------------------------------------------------------
Total Net Income Adjustments for Acquisitions                        1.8              0.8             0.3
--------------------------------------------------------------------------------------------------------------

SOURCE: Company SEC filings and internal reports

NOTES:

(1)   Includes amortization related to incremental goodwill of $9.5mm
(2) Includes amortization related to incremental goodwill of $19.4mm and interest expense from borrowing related to acquisition financing
(3)   Includes amortization related to incremental goodwill of $14.4mm

[LOGO] UBS Warburg                                Section 3: Company Overview 13

YTD April 2001 Variance Analysis: Budget & Historical
--------------------------------------------------------------------------------

                                       YTD April 30, 2001                    YTD April 30, 2000
                            ------------------------------------------  ------------------------------
                                                           Variance                       Variance
(US$ mm)                      Actual          Budget          (%)        Pro Forma           (%)
------------------------------------------------------------------------------------------------------
Revenue                        100.9          113.8          (11.3)         102.3           (1.3)
EBITDA(1)                       23.4           31.8          (26.4)          25.5           (8.1)
  EBITDA Margin (%)             23.2           27.9                          24.9
EBIT(1)                         16.5           24.5          (32.6)          18.8          (12.1)
  EBIT Margin (%)               16.4           21.4                          18.4
Net Income(1)                    9.0           13.9          (35.4)           9.9           (9.6)
  Net Income Margin (%)          8.9           12.2                           9.7
------------------------------------------------------------------------------------------------------

NOTE:

(1)   Unaudited financial statements adjusted for non-recurring items

SOURCE: Company SEC filings and internal reports

[LOGO] UBS Warburg                                Section 3: Company Overview 14

Bacou USA Stock Price History--Annotated--Latest 12 Months
--------------------------------------------------------------------------------

[Annotated Line Graph regarding Bacou USA's stock price history from May 24, 2000 to May 24, 2001.]

SOURCE: FactSet

Annotations
--------------------------------------------------------------------------------
A       7/6/00    Completed acquisition of Whiting+Davis
B       7/10/00   Announced that the Company was seeking strategic alternatives
C       7/14/00   Announced engagement of DB
D       7/18/00   Reported all-time record sales and earnings (2Q 2000)
E       8/9/00    Completed Platinum Protective Products acquisition
F       10/17/00  Announced 6th consecutive quarter of record reporting results
G       12/15/00  Announced that the evaluation of strategic alternatives would continue into 2001
H       12/20/00  Bloomberg reported rumor that Apax Partners would make a bid of approx. $1 bn for Bacou SA
I       2/22/01   Thomas H. Lee & Co ended negotiations with Bacou SA
J       2/26/01   Released positive Q4 and full year 2000 results; reiterated its evaluation of strategic alternatives
K       5/4/01    Reported Q1 2001 results
--------------------------------------------------------------------------------
SOURCE: Company press releases and Bloomberg News

Selected Statistics

Pre-Announcement(1), (2)

                                                                        (US$)
--------------------------------------------------------------------------------
Pre-announcement Price (7/7/00)                                         19.50
30 Day Average                                                          19.96
90 Day Average                                                          19.97
52 Week Average                                                         17.20
52 Week High (5/18/00)                                                  21.88
52 Week Low (2/25/00)                                                   14.56
--------------------------------------------------------------------------------

Latest Twelve Months(2),(3)

                                                                        (US$)
--------------------------------------------------------------------------------
Current Price (5/24/01)                                                 23.80
30 Day Average                                                          25.08
90 Day Average                                                          25.36
52 Week Average                                                         24.53
52 Week High (1/22/01)                                                  28.38
52 Week Low (6/28/00)                                                   18.00
--------------------------------------------------------------------------------
NOTES:
1     Statistics at or prior to July 7, 2000
2     Closing prices
3     Statistics at or prior to May 24, 2001


[LOGO] UBS Warburg                               Section 3: Company Overview  15

Bacou USA Stock Price History--Since IPO in 1996
--------------------------------------------------------------------------------

[Annotated Line Graph regarding Bacou USA's stock price history from March 28, 1996 to May 24, 2001.]

SOURCE: FactSet

Selected Statistics

Since IPO (1)                                                           (US$)
--------------------------------------------------------------------------------
Latest (5/24/01)                                                        23.80
IPO Price (3/28/96)                                                     15.00
Average                                                                 18.69
Median                                                                  17.50
High (1/22/01)                                                          28.38
Low (3/23/99)                                                           12.38
--------------------------------------------------------------------------------
NOTE:
1   Closing prices except IPO price

Latest Twelve Months (1), (2)                                           (US$)
--------------------------------------------------------------------------------
Latest (5/24/01)                                                        23.80
30 Day Average                                                          25.08
52 Week Average                                                         24.53
52 Week High (1/22/01)                                                  28.38
52 Week Low (6/28/00)                                                   18.00
--------------------------------------------------------------------------------
NOTE:
1     Statistics at or prior to May 24, 2001
2     Closing prices


[LOGO] UBS Warburg                                Section 3 : Overview  16

Bacou USA Stock Price Performance--Last Three Years
--------------------------------------------------------------------------------

Relative Share Price Performance

[Annotated Line Graph regarding Bacou USA's stock price performance from May 24, 1998 to May 24, 2001.]

SOURCE: FactSet

Pre-Announcement

Selected Statistics (1), (2)                                            (USS)
--------------------------------------------------------------------------------
Pre-announcement Price(7/7/00)                                          19.50
30 Day Average                                                          19.96
90 Day Average                                                          19.97
3 Year Average                                                          17.86
3 Year High (7/20/98)                                                   24.63
3 Year Low (3/23/99)                                                    12.38
--------------------------------------------------------------------------------

Current

Selected Statistics (2), (3)                                            (US$)
--------------------------------------------------------------------------------
Current Price (5/24/01)                                                 23.80
30 Day Average                                                          25.08
90 Day Average                                                          25.36
3 Year Average                                                          20.16
3 Year High (1/22/01)                                                   28.38
3 Year Low (3/23/99)                                                    12.38
--------------------------------------------------------------------------------
NOTES:
1     Statistics at or prior to July 7, 2000
2     Closing prices
3     Statistics at or prior to May 24, 2001


[LOGO] UBS Warburg                               Section 3: Company Overview  17

Bacou USA--One Year Historical Price Performance
--------------------------------------------------------------------------------

Relative Share Price Performance

[Line Graph of Bacou USA's, Peer Group's, Sola International Inc.'s, Brady Corp's, Federal Signal Corp.'s, Unifirst Corp.'s, Laundauer Inc.'s and Mine Safety Appliances Co.'s stock price performance from May 24, 2000 to May 24, 2001.]

Source: FactSet


[LOGO] UBS Warburg                               Section 3: Company Overview  18

Bacou USA--Three Year Historical Price Performance
--------------------------------------------------------------------------------

Relative Share Price Performance

[Line Graph of Bacou USA's, Peer Group's, Sola International Inc.'s, Federal Signal Corp.'s, Unifirst Corp.'s, Laundauer Inc.'s and Mine Safety Appliances Co.'s stock price performance from May 24, 1998 to May 24, 2001.]

Source: FactSet


[LOGO] UBS Warburg                               Section 3: Company Overview  19

Shares Traded at Specific Prices
--------------------------------------------------------------------------------

[Bar Graph representing Bacou USA's stock trading volume from July 7, 1999 to July 7, 2000 at specific price ranges: trading volume 90.6% of total trading volume between $18.00 to $20.00 per share, 9.4% of total trading volume shares between $20.01 and $22.00 per share and no trading volume $ prices higher than $22.01 per share or higher.]

SOURCE: FactSet

[Bar Graph representing Bacou USA's stock trading volume from May 24, 2000 to May 24, 2001 at specific price ranges: trading volume of 3.6% of total trading volume shares between $18.00 and to $20.00 per share, 3.6% of total trading volume between $20.01 and $22.00 per share, 17.0% of total trading volume between $22.01 and $24.00 per share, 65.6% of total trading volume shares between $24.01 and $26.00 per share, 8.8% of total trading volume between $26.01 and $28.00 per share and 1.4% between $28.01 and $30.00 per share.]

SOURCE    FactSet

o Bacou USA shares did not close above $22.00 during the LTM period ended July 7, 2000

o Approximately 90% of Bacou USA shares traded at prices less than US$26.00 per share during the LTM period ended May 24, 2001


[LOGO] UBS Warburg                               Section 3: Company Overview  20

Research Commentary
--------------------------------------------------------------------------------

                                                                 12 Month
                                                               Price Target
Firm                             Recommendation       Date          ($)         Comments
------------------------------------------------------------------------------------------------------------------------------------
Deutsche Bank Securities         Strong Buy          3/2/01          29         None

Lehman Brothers                  Strong Buy         2/26/01          26         "Bacou continued to see strength from its safety
                                                                                and hand protection business, which each shared
                                                                                strong internal growth. Bacou's gross margin was
                                                                                strong but higher SG&A spending than our own
                                                                                estimate and slightly higher shares outstanding led
                                                                                to the $0.01 shortfall. Bacou USA continues to
                                                                                consider its strategic alternatives."

UBS Warburg                      Buy               11/14/00          26         None

A.G. Edwards                     Buy                6/16/00          27         "We continue to rate the shares of Bacou USA Buy
                                                                                for aggressive investors. Our $27 price objective
                                                                                represents a P/E multiple of 15X our 2000 EPS
                                                                                estimate of $1.80 and 13.5x our 2001 EPS estimate
                                                                                of $2.00, comfortably within Bacou's historical
                                                                                average trading range of 11x to 16x. Bacou's
                                                                                management team has displayed the ability to
                                                                                deliver upon a well-communicated and clearly
                                                                                focused vision. Specifically, it has been the
                                                                                intention of management from the outset to grow
                                                                                Bacou from basically a one-product enterprise into
                                                                                a full provider of personal protection for all
                                                                                areas of the head and body, as well as other safety
                                                                                equipment not worn on the body-for example, gas
                                                                                monitors."
------------------------------------------------------------------------------------------------------------------------------------

SOURCE: Research reports from Deutsche Bank Securities, Lehman Brothers, UBS Warburg and A.G. Edwards


[LOGO] UBS Warburg                               Section 3: Company Overview  21

Ownership Summary
--------------------------------------------------------------------------------

Ownership Summary

                                                    Shares Owned
Owner Name                                             (OOOs)        % Ownership
--------------------------------------------------------------------------------
Bacou SA                                              12,612.6          71.34
--------------------------------------------------------------------------------
Brinson Partners, Inc.(1)                                930.5           5.26
First Pacific Advisors, Inc.                             530.8           3.00
David L. Babson & Company, Inc                           459.4           2.60
Dimensional FD Advisors, Inc.                            211.2           1.19
Paradigm Capital Management                              178.2           1.01
Other Institutions/Funds                               1,042.7           5.90
--------------------------------------------------------------------------------
Total Institutions/Funds                               3,352.8          18.97
--------------------------------------------------------------------------------
Walter Stepan                                            422.9           2.39
Philip B. Barr                                             5.1           0.03
Karl F. Ericson                                            6.0           0.03
Howard S. Leight                                          15.0           0.08
Alfred J. Verrecchia                                       0.5           0.00
Alan H. Bennett                                           10.0           0.06
John F. Burt, Jr.                                        287.2           1.62
--------------------------------------------------------------------------------
Total Insiders                                           746.7           4.22
--------------------------------------------------------------------------------
Other Shareholders                                       966.6           5.47
================================================================================
TOTAL BASIC SHARES OUTSTANDING(2)                     17,678.7         100.00
================================================================================

SOURCE: CDA Spectrum Shareholder Profile dated April 30, 2001 and Company reports

NOTES:
1     An affiliate of UBS Warburg LLC
2     As of May 24, 2001


Ownership Profile

[Pie Chart representing ownership profile of Bacou USA: Bacou S.A. owns 71.34%, Total Institutions/Funds own 18.97%, Total Insiders own 4.22% and other Shareholders own 5.47% of Bacou USA's common stock.]


[LOGO] UBS Warburg                               Section 3: Company Overview  22

Valuation Analyses
--------------------------------------------------------------------------------
SECTION 4

[LOGO] UBS Warburg

Valuation Analysis at Proposed Transaction Price
--------------------------------------------------------------------------------

Transaction Value of Bacou USA at Proposed Transaction Price(1)

(US$mm, except per share)
---------------------------------------------------------
Proposed Transaction Price Per Share (US$)    28.50
Total Diluted Shares Outstanding (millions)   18.644
---------------------------------------------------------
                                               531.4
Less Option Proceeds                          (15.8)
=========================================================
TRANSACTION EQUITY MARKET VALUE                515.6
=========================================================
Plus Debt                                      115.3
Less Cash and Equivalents                     (16.8)
=========================================================
TRANSACTION ENTERPRISE VALUE                   614.0
=========================================================

Implied Valuation Multiples at Proposed Transaction Price (2)

                                 Variable
                                  (US$mm)    US$28.50
---------------------------------------------------------
TEV/LTM Pro Forma Revenue          322.5       1.9x
TEV/LTM Pro Forma EBITDA            78.5       7.8
TEV/LTM Pro Forma EBIT              58.6      10.5
EMV/LTM Pro Forma Net Income        32.0      16.1
---------------------------------------------------------

SOURCE: Company reports and SEC filings

NOTES:

1     Based on the Company's balance sheet as of April 30, 2001
2 Implied multiples based on the Company's adiusted pro forma operating results for the LTM period ended April 30, 2001
3 Implied multiples based on pro forma adjusted Bacou SA and Bacou USA consolidated operating results for fiscal year ended December 31, 2000
4 Based on Bacou SA's and the Company's respective balance sheets as of December 31, 2000
5     Represents European operations of Bacou SA

Transaction Values Compared (3), (4)

                                                Bacou     Bacou
                                  Bacou SA    France(5)    USA
------------------------------------------------------------------
Enterprise Value (US$mm)            780.5      139.7      640.8
TEV/ Pro Forma 2000 EBITDA (x)        7.0        4.5        8.0
TEV/ Pro Forma 2000 EBIT (x)          9.2        5.8       10.5
------------------------------------------------------------------

SOURCE: Bacou SA and Company reports; Company SEC filings

[LOGO] UBS Warburg


                                               Section 4: Valuation Analyses  24

Comparable Public Companies Analysis


($mm, except per share values)                     Total         Equity         LTM          LTM
                                    Stock Price  Enterprise       Market      EBITDA         EBIT
                                      5/24/01      Value          Value        Margin       Margin
Company Name                            ($)        ($mm)          ($mm)         (%)          (%)
-----------------------------------------------------------------------------------------------------
Brady Corporation (1)                  33.50        732.7        776.0         15.7         12.3
Federal Signal Corporation (2)         23.85      1,560.3      1,091.6         13.2         10.5
Landauer Inc. (3)                      28.40        247.0        249.5         49.3         41.1
Mine Safety Appliances Company (4)     29.70        471.1        404.3         12.9          8.0
Sola International Inc. (5)            13.25        550.5        317.1         16.2         11.0
UniFirst Corporation                   19.50        487.4        375.5         14.7          8.0
=====================================================================================================
Mean                                                674.8        535.7         20.3         15.2
Median                                              519.0        389.9         15.2         10.8
Harmonic Mean                                          na           na         16.3         11.1
High                                              1,560.3      1,091.6         49.3         41.1
Low                                                 247.0        249.5         12.9          8.0
=====================================================================================================
Bacou USA, Inc. (6) (9)                19.50        446.1        347.7         24.6         18.5
Bacou USA, Inc. (7) (9)                23.80        526.9        428.4         24.6         18.5
-----------------------------------------------------------------------------------------------------
Bacou USA, Inc. (8) (10)               28.50        614.0        515.6         24.3         18.2
-----------------------------------------------------------------------------------------------------
                                      Total Enterprise Value Multiples      P/E Multiples(11)
                                    -------------------------------------  -------------------
                                        LTM        LTM          LTM                                5-Year EPS
                                       Revenue    EBITDA        EBIT        LTM         2001E    GrowthRate (11)
Company Name                            (x)        (x)          (x)         (x)          (x)          (%)
----------------------------------------------------------------------------------------------------------------
Brady Corporation (1)                   1.32        8.4         10.7         18.2         16.8         15.0
Federal Signal Corporation (2)          1.41       10.7         13.5         18.8         16.2         11.0
Landauer Inc. (3)                       4.90        9.9         11.9         18.2         16.8          9.0
Mine Safety Appliances Company (4)      0.93        7.2         11.7         16.8           na           na
Sola International Inc. (5)             1.01        6.2          9.1         12.3         11.2         14.0
UniFirst Corporation                    0.90        6.1         11.1         17.2         15.7         10.0
================================================================================================================
Mean                                    1.74        8.1         11.4         16.9         15.4         11.8
Median                                  1.16        7.8         11.4         17.7         16.2         11.0
Harmonic Mean                           1.24        7.7         11.2         16.6         15.0         11.4
High                                    4.90       10.7         13.5         18.8         16.8         15.0
Low                                     0.90        6.1          9.1         12.3         11.2          9.0
================================================================================================================
Bacou USA, Inc. (6) (9)                 1.38        5.6          7.5         10.7          9.6         16.0
Bacou USA, Inc. (7) (9)                 1.63        6.6          8.8         13.2         11.7         16.0
----------------------------------------------------------------------------------------------------------------
Bacou USA, Inc. (8) (10)                1.90        7.8         10.5         16.1         14.0         16.0
----------------------------------------------------------------------------------------------------------------

NOTES:

1 LTM financial statements adjusted for non-recurring charge of $4.3 million related to acquisition of the Critchely Group; not adjusted for the recurring expense related to process improvements and e-business initiatives of $7 million
2     Excluding restructuring charge of $3.8 million
3 Excluding inventory charge of $0.225 million and cost system replacement of $0.17 million
4 Excluding other income of $1.78 million and restructuring charge of $2.43 million
5 Shares outstanding as of February 2, 2001; option schedule as of March 31, 2000; excludes transition charges of $17.5 million, special charge of $87.8 million and inventory write-down of $32.0 million
6 Closing stock price taken one day before the July 10, 2000 announcement of the Company's intent to explore strategic alternatives
7     Based on closing price on May 24, 2001
8     Implied transaction value and multiples based on proposed transaction price
9 Bacou USA operating results are pro forma adjusted LTM as of March 31, 2001 for the trading multiples
10 Bacou USA operating results are proforma adjusted LTM as of April 30, 2001 for the transaction multiples
11    Median First Call earnings and growth estimates as of April 30, 2001

[LOGO] UBS Warburg


                                               Section 4: Valuation Analyses  25

Comparable Transactions Analysis
--------------------------------------------------------------------------------

                                             One day      One week    One month     Total       Equity
                                              Prior        Prior        Prior     Enterprise     Market        LTM   LTM EBITDA
                                  Annc.      Premium      Premium      Premium      Value        Value       Revenue   Margin
Acquirer/Target                   Date         (%)          (%)          (%)        ($mm)        ($mm)        ($mm)     (%)
-------------------------------------------------------------------------------------------------------------------------------
Tyco International Ltd.
  Scott Technologies Inc.(1)       2/5/01      (1.6)         3.2          2.5        418.5        401.7        267.5     20.1
Bacou USA, Inc.
  Howard S. Leight Associates (2) 2/27/98        na           na           na        122.2        120.0         46.5     24.1
Bacou USA, Inc.
  Comasec Holdings, Inc. (3)       5/3/97        na           na           na         27.0         27.4         30 3     12.5
Aearo Corporation
  Peltor AB                       5/30/96        na           na           na         81.2         86.0         40.5     31.7
Vestar Capital Partners
  Cabot Safety Corp (Aearo) (4)   6/14/95        na           na           na        203.5        200.2        194.3     16.1
Federal Signal Corp.
  Justrite Manufacturing Company   5/9/94        na           na           na         43.7         45.0         33.0     22.0
===============================================================================================================================
Mean                                           (1.6)         3.2          2.5        149.4        146.7        102.0     21.1
Median                                         (1.6)         3.2          2.5        101.7        103.0         43.5     21.0
Harmonic Mean                                    na           na           na           na           na           na     19.3
High                                           (1.6)         3.2          2.5        418.5        401.7        267.5     31.7
Low                                            (1.6)         3.2          2.5         27.0         27.4         30.3     12.5
===============================================================================================================================
Bacou USA (5) @ $28.50                                                               614.0        515.6        322.5     24.3
-------------------------------------------------------------------------------------------------------------------------------
                                                                 Total Enterprise Value               Equity Market
                                                                         Multiples                  Value Multiples
                                                LTM Net   ------------------------------------   -----------------------
                                 LTM EBIT       Income        LTM          LTM          LTM          Net          Book
                                  Margin        Margin      Revenue       EBITD        EBIT         Income       Value
Acquirer/Target                     (%)           (%)         (x)          (x)          (x)          (x)          (x)
------------------------------------------------------------------------------------------------------------------------
Tyco International Ltd.
  Scott Technologies Inc. (1)       17.3          9.7         1.56          7.8         9.1          15.6         3.75
Bacou USA, Inc.
  Howard S. Leight Associates (2)   22.4         21.5         2.63         10.9        11.7          12.0         9.21
Bacou USA, Inc.
  Comasec Holdings, Inc. (3)         9.7          4.9         0.89          7.1         9.2          18.6         2.52
Aearo Corporation
  Peltor AB                         23.8         17.4         2.00          6.4         8.4          12.2         5.31
Vestar Capital Partners
  Cabot Safety Corp (Aearo) (4)     10.1          4.0         1.05          6.5        10.4          25.9         4.99
Federal Signal Corp.
  Justrite Manufacturing Company    20.1         20.9         1.32          6.0         6.6           6.5         5.70
========================================================================================================================
Mean                                17.2         13.1         1.58          7.4         9.2          15.1         5.25
Median                              18.7         13.5         1.44          6.8         9.1          13.9         5.15
Harmonic Mean                       15.1          8.4         1.38          7.2         8.9          12.6         4.49
High                                23.8         21.5         2.63         10.9        11.7          25.9         9.21
Low                                  9.7          4.0         0.89          6.0         6.6           6.5         2.52
========================================================================================================================
Bacou USA (5) @ $28.50              18.2          9.9         1.90          7.8        10.5          16.1         2.32
------------------------------------------------------------------------------------------------------------------------

NOTES:

1 Excludes a charge of $0.6 million, after tax, relating to the separation arrangements with former CEO and a charge of $0.6 million, after tax, relating to the review of strategic alternatives
2     Excludes an earnout provision which was not publicly disclosed
3 Income statement data as of December 31, 1996, balance sheet data as of March 31, 1997
4 LTM information based on 284 days of disclosed information and 81 days of pro-rata annual 1994 information due to limited disclosure
5     Based on LTM ended April 30, 2001 pro forma adjusted operating results

[LOGO] UBS Warburg


                                                Section 4: Valuaton Analyses  26

Premiums Paid Analyses--Two Year Historical
--------------------------------------------------------------------------------

* The following analysis shows the premiums paid in selected precedent transactions(1)


                                                                       Premium to Stock Price
                                                                                 (%)
                                                        --------------------------------------------------------
                                                           One Day             One Week            One Month
Summary of Premiums Paid          Number of Deals        Prior to Annc.      Prior to Annc.      Prior to Annc.
----------------------------------------------------------------------------------------------------------------
Deals Announced in LTM 2001
Control                                  24
   Mean/Median                                            38.8/42.3             50.2/56.6             49.9/53.8
   High/Low                                                74.7/2.1             97.2/11.8            111.1/(0.3)

 Minority Close-out                      13
   Mean/Median                                            41.9/46.3             48.4/42.7             49.1/43.1
   High/Low                                               85.5/(2.2)            108.2/2.3            134.4/10.0
Deals Announced in 2000
Control                                  31
   Mean/Median                                            36.3/34.5             48.1/55.3             52.7/55.3
   High/Low                                                81.7/0.9             104.0/9.6            130.3/(0.3)

Minority Close-out                       25
   Mean/Median                                            27.3/20.9             36.0/35.0             40.1/41.1
   High/Low                                               85.5/(6.5)           108.2/(5.1)             98.8/1.2

Deals Announced in 1999
Control                                  40
   Mean/Median                                            27.1/22.3             33.5/31.3             40.9/36.4
   High/Low                                               95.9/(3.6)           101.0/(6.3)            108.7/4.2

 Minority Close-out                      17
   Mean/Median                                            34.8/38.5             38.9/43.8             51.5/50.8
   High/Low                                                75.0/5.5             63.3/(1.5)           107.4/19.2
----------------------------------------------------------------------------------------------------------------
Implied Premium of Offer @ US$28.50 2                          46.2                  41.6                  34.9
----------------------------------------------------------------------------------------------------------------


SOURCE: SDC

NOTES:
1 Premiums based on selected US public market acquisitions from 1/1/99 to 5/24/01 for which premium information is available; US$25Omm--US$1,OOOmm deal size range (no range limitations for minority close-out transactions); 100% cash consideration; excludes transactions involving financial institutions and certain outlier transactions
2 Premiums calculated based on Bacou USA's closing stock prices one day, one week and one month (US$19.50, 20.13 and 21.13, respectively) prior to the Company's announcement on July 10, 2000 regarding the exploration of strategic alternatives

[LOGO] UBS Warburg


                                               Section 4: Valuation Analyses  27

Comparable Public Companies Analysis --
Company Descriptions
--------------------------------------------------------------------------------
APPENDIX A

Company Descriptions
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Brady Corporation       Brady Corporation develops, makes and sells stock and
                        customized products, including identification, labeling and marking systems for electrical wires, pipes and other objects; safety and instructional signs; and specialized tapes used in audio, video and computer applications. The company produces identification, safety and graphics products that help customers create safer work environments for their employees.

--------------------------------------------------------------------------------

Federal Signal
Corporation             Federal Signal Corporation is a manufacturer and
                        worldwide supplier of safety, signaling and communications equipment, fire rescue products, street sweeping and vacuum loader vehicles, parking control equipment, custom on-premise signage, carbide cutting tools, precision punches and related die components. The company is comprised of four major operating groups:
                        Safety Products, Tool, Sign and Vehicle.

--------------------------------------------------------------------------------

Landauer Inc.           Landauer Inc. offers a service for measuring, primarily
                        through optically stimulated luminescent badges worn by client personnel, the dosages of x-ray, gamma radiation and other penetrating ionizing radiations to which the wearer has been exposed. This technology is marketed under the tradename, Luxel(R). While most of the company's revenues are domestic, these services are also marketed in the United Kingdom and Canada.

--------------------------------------------------------------------------------

Mine Safety Appliances
Company Mine Safety Appliances Company makes and sells safety and health equipment, including respiratory protective equipment, head, eye and face protection equipment, hearing protectors, safety clothing, industrial emergency care products, mining safety equipment, and monitoring instruments. Principal products include respiratory protective equipment that is air-purifying, air-supplied and self-contained in design. The company also produces instruments that monitor and analyze workplace environments and control industrial processes. Personal protective products include head, eye and face, body and hearing protectors.

--------------------------------------------------------------------------------

      Appendix A: Comparable Public Companies Analysis--Company Descriptions  29

[LOGO] UBS Warburg

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Sola International Inc.         Sola International Inc. designs, makes and
                                distributes a broad range of eyeglass lenses, including single vision lenses, multifocal lenses and plano lenses. It also produces a variety of lens coatings, which mainly provide scratch resistance and anti-reflection properties. The company produces a variety of lenses which address specific vision problems.

--------------------------------------------------------------------------------

UniFirst Corporation            In operation for almost 70 years, UniFirst
                                Corporation is one of the largest providers of workplace uniforms and protective clothing in the United States. The company rents, makes and sells uniforms and protective clothing, including shirts, pants, jackets, coveralls, jumpsuits, lab coats, smocks and aprons, and also rents industrial wiping products, floormats and other non-garment items, to a variety of manufacturers, retailers and service companies.
                                The company services well over 100,000 customer locations in 45 states, Canada and Europe from 136 manufacturing, distribution and customer service facilities.

--------------------------------------------------------------------------------

[LOGO] UBS Warburg


      Appendix A: Comparable Pubic Companies Analysis--Company Descriptions   30

Comparable Transactions Analysis--
Target Descriptions
--------------------------------------------------------------------------------
APPENDIX B

[LOGO] UBS Warburg

Target Company Descriptions
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Scott Technologies Inc.         Scott Technologies Inc. makes and sells
                                protective breathing and oxygen equipment and instruments and sophisticated electronic systems. The company is comprised of two reporting segments: Scott Aviation and
                                Interstate Electronics Corp. (IEC). Scott
                                Aviation is a leading manufacturer of life support respiratory products in two business units: health and safety; and aviation and government. IEC provides a variety of high-technology equipment.

                                Through its Scott Aviation division, the company makes the Scott Air Pak and other life support products for fire fighting and personal protection against industrial contaminants. The air-purifying products provide protection against environmental and safety hazards. Products include protective breathing equipment, pilot and crew oxygen masks plus emergency oxygen for passengers on commercial, government and private aircraft. Scott Aviation also makes instruments to detect the presence of combustible or toxic gases and the low oxygen levels.

--------------------------------------------------------------------------------

Howard S. Leight Associates     Howard S. Leight Associates sells a full range
                                of hearing protection products including disposable and reusable ear plugs banded hearing protectors and ear muffs, which reduce the risk of long-term hearing loss from exposure to excessive noise levels. As a complement to the hearing protection devices, the company has expanded the product line to include radio/cell phone compatible devices.

                                The company's Max(R), Max-Lite(R) and
                                Multi-Max(TM) foam ear plugs combine high noise reduction ratings along with hygiene and comfort. Airsoft(TM) and Quiet(TM) reusable ear plugs insure hygiene and comfort while providing cost-savings for employers. Howard S. Leight Associates pioneered banded hearing protectors, and its Opti-Muff(TM) products combine safety eyewear and hearing protection in a single product.

--------------------------------------------------------------------------------

Comasec Holdings, Inc
(Survivair, Inc.)               Survivair, Inc. manufactures and sells (i)
                                self-contained breathing apparatus for
                                industrial and fire protection applications, as well as air line respirators that provide an independent source of breathable air for workers in atmospheres immediately dangerous to their lives or health; (ii) other supplied air respirators, including air line work units to connect workers to a remote air supply and escape units for emergency deployment in confined spaces, and (iii) full face and half mask air purifying respirators as well as hazard specific cartridges and filters. Survivair markets its products under the Survivair(R) and Pro-Tech(R) brand names.

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           Appendix B: Comparable Transactions Analysis--Target Descriptions  32

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Peltor AB                       Peltor AB manufactures, assembles and sells a
                                broad line of ear muffs, hard caps/visors, noise attenuation headsets and wireless and hardware communication headsets. Peltor's products serve a variety of end user markets: construction, heavy machinery, airport, forestry, textile and mining. Peltor is based in Varnamo, Sweden and has manufacturing facilities in Sweden, Rhode Island and Germany.

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Cabot Safety Corporation
(Aearo) Cabot Safety Corporation manufactures and sells personal safety equipment, as well as energy absorbing, vibration damping, and impact absorbing products for industrial noise control and environmental enhancement. Included in personal safety equipment are hearing protection, safety eyewear, and respiratory equipment sold to industrial, consumer and healthcare markets. The company is headquartered in Southbridge, Massachusetts. Sales are made worldwide through sales representatives and distributors and directly by company employees.

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Justrite Manufacturing Company  Justrite Manufacturing Company's products are specifically designed to help workers store, transfer, use, and dispose of hazardous materials. The company's corporate office operates out of Des Plaines, IL with its manufacturing location in Mattoon, IL. The company offers a full range of safety devices which can be categorized into two major areas: fire prevention safety products and environmental protection hazmat products. Products meet applicable OSHA regulations and/or EPA regulations.

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            Appendix B: Comparable Transactons Analysis--Target Descriptions  33